U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

    Morris                           John                        Timothy
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     (Last)                         (First)                      (Middle)

    1585 Broadway
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                                   (Street)

    New York                        New York                          10036
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     March 9, 1999
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     American Industrial Properties (IND)
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

     X   Director                                     10% Owner
    ---                                          ---

         Officer (give title below)                   Other (specify below)
    ---                                          ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     Form filed by One Reporting Person
----

     Form filed by More than One Reporting Person
----


             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

                                                                        (Over)
                                                               SEC 1473 (7-96)

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-   5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or      ship         of In-
                                      Date (Month/Day/ Year)         Derivative Security        Exercise     Form of      direct
                                      -------------------------         (Instr. 4)              Price of     Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative   ative        ficial
                                      Exer-          tion             Title           Amount    Security     Security:    Owner-
                                      cisable        Date                             or                     Direct       ship
                                                                                      Number                 (D) or      (Instr. 5)
                                                                                      of                     Indirect
                                                                                      Shares                 (I)
                                                                                                             (Instr. 5)
 -----------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:





 /s/ J. Timothy Morris                                      3/12/99
 -------------------------------                      ------------------------
 **Signature of Reporting Person                               Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                        Page 2
                                                               SEC 1473 (7-96)